UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Deer Consumer Products, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	20-5526104
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Area 2, 1/F, Building M-6, Central High-Tech Industrial Park, Nanshan, Shenzhen, China	518057
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should refer to our articles of incorporation and bylaws, copies of which has been incorporated by reference as exhibits to the Form SB-2 we filed with the SEC on February 8, 2007.  The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock

The total number of stock authorized that may be issued by us is 75,000,000 shares of common stock with a par value of $0.001 per share.  We have no other authorized class of stock.

Capital Stock Issued and Outstanding

As of July 13, 2009, 11,281,558 shares of common stock were issued and outstanding and held of record by 88 shareholders. An additional 363,873 shares are reserved for issuance upon the exercise of outstanding warrants.  The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders to purchase up to 363,873 shares of our common stock at an initial exercise price of $3.45 per share.

Description of Common Stock

The holders of common stock are entitled to one vote per share.  Our Articles of Incorporation does not provide for cumulative voting.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth.  Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution.  The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, P.O. Box 17136, Salt Lake City, UT 84117. Our transfer agent’s telephone number is (801) 272-9294.

Item 2. Exhibits

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DEER CONSUMER PRODUCTUS INC.

Date July 14, 2009	By:	/s/ Ying He	:
Name: Ying He
Title: Chief Executive Officer